Exhibit 21.1
LIST OF SUBSIDIARIES
Subsidiary Name	State of Incorporation
6326 Security Blvd Baltimore, LLC	Maryland
BCG Land, LLC	Kentucky
Collier Beach, LLC	South Carolina
Cumberland Woodlands, LLC	Kentucky
HPG Acquisitions, LLC	Texas
Imperial Plan, Inc.	Texas
LS Clarkston Investco, LLC	Delaware
Northwest Florida of Okaloosa Holding, LLC	Florida
RLF Lexington Properties, LLC	Colorado
Red River Gorge Properties, LLC	Kentucky
Sand Lake, LLC	Florida
Stanford Wilderness Road, LLC	Kentucky
Superblock Parking, LLC	Texas
UG Acquisitions, LLC	Delaware
UTAG, Inc.	Illinois
UTG Avalon, LLC	Florida
Universal Guaranty Life Insurance Company	Ohio
VMA Mobile, LLC	Delaware
Wingate of St Johns Holding, LLC	Florida